EXHIBIT 99.1

                          [LETTERHEAD OF TELECORP PCS]


                       TELECORP AND TRITEL COMPLETE MERGER
                       CREATING TOP TEN WIRELESS PROVIDER

      TELECORP ALSO COMPLETES EXCHANGE OF PROPERTIES WITH AT&T WIRELESS


ARLINGTON, VIRGINIA, AND JACKSON, MISSISSIPPI - NOVEMBER 13, 2000 - TeleCorp PCS, Inc. (NASDAQ NM: TLCP), AT&T Wireless' largest affiliate, announced today that it has completed its merger with Tritel, Inc. (NASDAQ NM: TTEL), AT&T Wireless' second largest affiliate. As part of the same transaction, and in exchange for 9,272,740 common shares issued to AT&T Wireless, TeleCorp received $20 million and the rights to acquire additional wireless licenses covering approximately three million people in Wisconsin and Iowa. Additionally, AT&T agreed to an extension through July 2005 of the AT&T brand license agreement to cover all of the markets served by the newly combined company. The new company will retain the TeleCorp PCS, Inc. name and trade under the TLCP ticker symbol listed on the NASDAQ market.

Tritel's chairman and CEO, William M. Mounger, II, has been named chairman of TeleCorp and Gerald T. Vento, former chairman and CEO of TeleCorp, will remain chief executive officer. Thomas H. Sullivan will remain executive vice president and chief financial officer, and E.B. Martin, executive vice president and chief financial officer of Tritel has been named vice chairman. Julie A. Dobson and William S. Arnett will serve as chief operating officers of TeleCorp and Tritel operations, respectively.

In a separate transaction, TeleCorp and AT&T Wireless have completed an exchange of wireless properties and rights to acquire additional wireless properties in a move to improve the respective service areas of both companies. As a result of these transactions TeleCorp received approximately $80 million and licenses covering approximately four million people in the Wisconsin and Iowa markets. In return, AT&T Wireless received TeleCorp's wireless systems in the New England market including Worcester and Cape Cod, Massachusetts and southern New Hampshire, covering a population base of approximately 1.9 million people.

As a result of the completion of these transactions, TeleCorp's licensed service area increased by a net amount of approximately eighteen million people. Taken as a whole, TeleCorp's business now includes PCS licenses covering approximately 35 million people.

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"Today marks the beginning of a new era for TeleCorp," said Gerald T. Vento, chief executive officer of TeleCorp. "We are not simply a larger TeleCorp; we are in fact a more powerful TeleCorp with even greater opportunities ahead. With our valuable markets and contiguous networks we gain significant economies of scale. At the same time, we will be able to leverage our footprint to enhance our service offerings, especially in wireless data services where a large, contiguous network is crucial. With a stronger operating structure and a larger, more valuable network, we will be able to improve our position in the competitive wireless marketplace in the years ahead."

"Tritel and TeleCorp have accomplished a great deal in the two short years we have been in operation," said William M. Mounger, II, former chairman and chief executive officer of Tritel and now chairman of TeleCorp. "Since launching our first markets in February of last year, we have built two thriving businesses operating in over 71 markets in 14 states and Puerto Rico. In combining these valuable operations, we create a contiguous footprint that runs from the Great Lakes to the Gulf of Mexico and includes 16 of the top 100 markets. Together we will strive to bring ever-higher levels of quality to our coverage areas and service offerings as we work toward our goal of realizing more value for our shareholders," added Mounger.

Management has scheduled a conference call for Thursday, November 16, 2000 at 8:30 a.m. Eastern Standard Time to provide forecasts for the 4th quarter and 2001 for the combined company. Investors and interested parties may listen to the call via a live Webcast accessible on the investor relations page of TeleCorp's website at www.telecorppcs.com. To listen, please register and download audio software at the site at least 15 minutes prior. The Webcast will be available on the site for approximately three months, while a telephone replay of the call is available for seven days beginning at 10:30 a.m. Eastern Standard Time, November 16, 2000 at 1-800-633-8284 (domestic) or 858-812-6440
(int'l), reservation # 16898073.

ABOUT TELECORP PCS, INC.

TeleCorp is AT&T Wireless' largest affiliate with licenses approximately 35 million people from the Great Lakes to the Gulf of Mexico. The company provides its SunCom digital wireless services in selected markets in fourteen states and the Commonwealth of Puerto Rico, encompassing 16 of the top 100 markets. TeleCorp is headquartered in Arlington, Virginia and employs more than 2,500 people. More information about the company can be found on the web at WWW.TELECORPPCS.COM and more information about the SunCom service can be found at www.suncom1.com.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS COULD BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE INCLUDE UNCERTAINTIES IN THE MARKET, COMPETITION, LEGAL AND OTHER RISKS DETAILED IN THE TELECORP-TRITEL HOLDING COMPANY REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-36954), THE TELECORP PCS, INC. REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-43596) AND THE TELECORP PCS, INC. FORM 10K FILED WITH THE SEC ON MARCH 30, 2000, EACH AS AMENDED OR SUPPLEMENTED. TELECORP PCS, INC. ASSUMES NO OBLIGATION TO UPDATE INFORMATION IN THIS RELEASE.

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INVESTOR CONTACTS:                        MEDIA CONTACTS:
Jim Morrisey                              Russell Wilkerson
703-629-6668 (PCS)                        703-625-2069 (PCS)
703-236-1136 (Office)                     703-236-1292 (Office)

Clark Akers
601-594-8010 (PCS)
601-914-8010 (Office)

John Nesbett/Mary Ellen Adipietro
Lippert/Heilshorn
212-838-3777